The Andersons, Inc. Reports 2nd Quarter Results

First Half Results Set New Records

MAUMEE, Ohio, July 28 /PRNewswire-FirstCall/ — The Andersons, Inc. (Nasdaq: ANDE), today announced second-quarter net income of $10.3 million, or $0.66 per diluted share, and total revenues of $378 million. In the same three-month period of 2005, the company reported net income of $10.4 million, or $0.67 per diluted share, on $365 million of revenues. For the first six months of 2006, the company’s net income was $14.2 million, or $0.90 per diluted share, on revenues of $659 million. These first half net income and per share earnings established new records for the company. In the first half of 2005, The Andersons earned $11.4 million, or $0.74 per diluted share, on revenues of $624 million. All of the earnings per share data have been adjusted to reflect the June 28, 2006 2-for-1 stock split.

The Grain & Ethanol Group’s second-quarter operating income of $1.9 million was $3.3 million better than its year earlier result. Total revenues of $149 million for the period were $16 million higher than the second quarter of 2005. The number of bushels handled by the group’s elevators was higher than the prior period, and average gross sales margins were also higher. Although space income was lower than last year in the second quarter, total gross profit increased. The group’s investment in its commodity trading affiliate, Lansing Trade Group, LLC, also achieved earnings growth in the most recent three-month period. Through the first half of 2006, the Grain & Ethanol Group achieved operating income of $3.7 million. In the same period last year, operating income was $0.4 million. During the past year, the group has invested in three limited liability companies which are constructing ethanol production facilities in Michigan and Indiana. The Andersons is a significant investor in two of these projects and will provide general management, ethanol and DDGS marketing, and risk management services to them and offers these services to other ethanol producers as well. The plant located in Albion, Michigan, is scheduled to begin production in August. The Grain & Ethanol Group’s second quarter results include the impact of employee recruiting, training and some other pre-opening expenses associated with the ethanol business. The group has also recently announced its intent to form a joint venture with Marathon Oil to build and operate additional ethanol facilities.

The Rail Group’s operating income of $5.0 million in the second quarter of 2006 was $1.2 million higher than it earned in the same three-month period a year ago. Revenues of $28 million for the quarter were $10 million higher than the prior period. The group’s railcar fleet utilization rate (the percentage of the fleet in service at the end of the period) has also increased over time. At the end of June 2006 it stood at 95 percent. The group realized some gains from the sale of railcars and related leases during the quarter, and income from the leasing business in total improved versus the prior year. Operating income from the group’s railcar repair and manufacturing businesses was also higher in the second quarter. In the first half of 2006, the group achieved revenues of $62 million and $11.2 million of operating income. Last year, it reported revenues of $35 million and operating income of $7.4 million for the first half of 2005.

The Plant Nutrient Group had revenues of $113 million and operating income of $5.0 million in the second quarter this year. It earned $10.3 million on $120 million of revenues during the same three-month period of 2005. With much higher energy and nutrient input costs, the company believes that farmers have reduced the amount of nutrients applied to their fields this year, essentially keeping spending in line with last year. With volume and average gross margins both down, the group’s second-quarter gross profit declined significantly from last year. Through the first half of 2006, the group’s operating income was $3.8 million on $159 million of revenues. In the same period last year, operating income amounted to $9.5 million on $164 million of revenues.

The Turf and Specialty Group continued to achieve improved results during the most recent quarter. For the period, the group’s operating income was $1.3 million on $33 million of revenues. In 2005, it earned $0.4 million of operating income in the second quarter on $40 million of revenues. The group’s lawn and cob products businesses both contributed to this improvement. Through the first six months of this year, the group has reported operating income of $3.5 million and revenues of $73 million. In the first half of 2005, the group had revenues of $81 million and $1.5 million of income. During the past year, this group has restructured its businesses, reduced costs, improved operating efficiency, and focused on the products and markets where it can add the most value, which has allowed the group to increase profitability in spite of reduced revenue.

The Retail Group reported revenues of $55 million for the second quarter of 2006, an increase of 0.7 percent in same-store sales from the same period in 2005. With higher gross profit generated by the increase in sales, and a slight reduction in expenses, the group’s operating income was $4.2 million for the quarter, about $0.3 million above the same period last year. For the first half of the year, the group generated revenues of $87 million and operating income of $1.7 million. In the first half of 2005, it also had operating income of $1.7 million but slightly higher revenues of $89 million.

President and Chief Executive Officer Mike Anderson reports that “for the following reasons, I believe the company’s earnings prospects for the 2006 calendar year have strengthened versus earlier forecasts.” Mr. Anderson explains: “We’re about to begin production of ethanol at the new plant in Albion, Michigan ahead of schedule, and ethanol economics are stronger now than our earlier projections envisioned. In addition, the prospects for an excellent grain harvest in our region are even better now than we thought earlier, we continue to achieve growth in our rail business, our turf and specialty business is performing better than anticipated, and our investment in Lansing Trade Group is doing very well. Our estimate of the business interruption insurance settlement related to the accident at one of our elevators last year is also higher now that more specific data is available. The guidance we issued in early May, adjusted for the subsequent stock split, indicated that we expected to earn $1.70 to $1.90 per diluted share this year. While there is still a lot of time left in the growing season, and several other things such as the ethanol plant launch have to be executed well, it now appears that a range of $1.90 to $2.10 for our full-year earnings per share is a reasonable expectation. These per share estimates do not take into account the pending issuance of additional shares pursuant to our announced stock offering, which is not yet final. We will, of course, continue to evaluate our earnings projections as we progress through the year.”

The company will host a webcast today at 2:00 P.M. ET, to discuss its second-quarter performance and full-year outlook. This can be accessed under the heading “Investor Relations” on its website at http://www.andersonsinc.com.

The Andersons, Inc. is a diversified company with interests in the grain, ethanol and plant nutrient sectors of U.S. agriculture, as well as in railcar leasing and repair, turf products production and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company now has operations in seven U.S. states plus rail leasing interests in Canada and Mexico.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission. Although the company believes that the assumptions upon which the financial information and its forward-looking statements have been based are reasonable, it can give no assurance that these assumptions and the forward-looking statements will prove to be correct.

The Andersons, Inc. is located on the Internet at http://www.andersonsinc.com

The Andersons, Inc.
Consolidated Statements of Income

	Three Months ended		Six Months ended
	June 30		June 30
(in thousands, except for per share amounts)	2006	2005	2006	2005

Sales and merchandising revenues	$378,109	$365,117	$658,767	$623,773
Cost of sales and merchandising revenues	323,342	312,099	563,729	530,796

Gross profit	54,767	53,018	95,038	92,977

Operating, administrative and general expenses	38,581	35,855	75,273	72,756
Interest expense	4,501	3,191	8,695	6,141

Other income, net	2,352	1,430	5,411	2,509
Equity in earnings of affiliates	2,209	14	5,762	460

Income before income taxes	16,246	15,416	22,243	17,049
Income tax provision	5,899	5,063	8,061	5,662

Net Income	$10,347	$10,353	$14,182	$11,387

Per common share:
Basic earnings	$0.68	$0.70	$0.94	$0.77

Diluted earnings	$0.66	$0.67	$0.90	$0.74

Dividends paid	$0.045	$0.040	$0.0875	$0.080

Weighted average shares outstanding-basic	15,220	14,798	15,155	14,772

Weighted average shares outstanding-diluted	15,776	15,392	15,728	15,340

Consolidated Balance Sheets
(Unaudited)

	June 30	December 31	June 30
(in thousands)	2006	2005	2005

Assets
Current assets:
Cash and cash equivalents	$15,474	$13,876	$7,864
Restricted cash	3,836	3,936	1,435
Accounts receivable (net) and margin deposits	95,927	83,291	91,025
Inventories	168,918	240,806	182,405
Other current assets	24,623	30,632	16,177

Total current assets	308,778	372,541	298,906

Investments and other assets	64,344	39,008	18,928
Railcar assets leased to others (net)	136,271	131,097	134,450
Property, plant and equipment (net)	91,355	91,498	91,678
	$600,748	$634,144	$543,962

Liabilities and shareholders’ equity
Current liabilities:
Short-term borrowings	$51,600	$12,400	$69,900
Other current liabilities	169,723	263,922	151,884

Total current liabilities	221,323	276,322	221,784

Deferred items and other long-term liabilities	33,683	30,896	29,233
Long-term debt non-recourse	82,529	88,714	59,333
Long-term debt	88,862	79,329	89,105
Shareholders’ equity	174,351	158,883	144,507
	$600,748	$634,144	$543,962

Segment Data

	Grain &	Plant		Turf &
	Ethanol	Nutrient	Rail	Specialty	Retail	Other	Total

Quarter ended June 30, 2006
Revenues from external customers	$148,763	$113,308	$27,836	$33,428	$54,774	$—	$378,109

Gross Profit	10,304	10,110	11,883	5,628	16,842	—	54,767

Other income / Equity in earnings of affiliates	2,363	332	195	155	268	1,248	4,561

Operating income (loss)	1,923	5,041	4,999	1,344	4,155	(1,216)	16,246

Quarter ended June 30, 2005
Revenues from external customers	132,648	119,914	17,673	40,464	54,418	—	365,117

Gross Profit	7,339	15,598	8,589	4,823	16,669	—	53,018

Other income / Equity in earnings of affiliates	144	285	356	139	245	275	1,444

Operating income (loss)	(1,381)	10,295	3,799	412	3,843	(1,552)	15,416

Six months ended June 30, 2006
Revenues from external customers	277,388	159,341	62,219	72,933	86,886	—	658,767

Gross Profit	17,249	14,243	24,761	12,263	26,522	—	95,038

Other income / Equity in earnings of affiliates	8,004	433	315	518	432	1,471	11,173

Operating income (loss)	3,703	3,806	11,217	3,493	1,714	(1,690)	22,243

Six months ended June 30, 2005
Revenues from external customers	253,585	163,985	35,378	81,355	89,470	—	623,773

Gross Profit	17,538	21,180	17,104	10,681	26,474	—	92,977

Other income / Equity in earnings of affiliates	825	512	541	307	377	407	2,969

Operating income (loss)	357	9,508	7,439	1,489	1,745	(3,489)	17,049

SOURCE The Andersons, Inc.

CONTACT: Gary Smith of The Andersons, Inc., 1-419-891-6417

Web site: http://www.andersonsinc.com /

(ANDE)